Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Scott D. Schweinfurth	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	Jaffoni & Collins Incorporated
WMS Industries Inc.	212/835-8500 or wms@jcir.com
847/785-3760 or sschweinfurth@wmsgaming.com

WMS INDUSTRIES REPORTS FIRST QUARTER DILUTED EARNINGS PER SHARE
OF $0.18 INCLUSIVE OF IMPACT FROM GULF COAST HURRICANES

- Participation Installed Base Currently at 7,000 Units,
Excluding 300 Units Impacted by Hurricanes -

- Adjusts Fiscal 2006 Revenue Guidance by Approximately 3%
To $460 - $480 Million to Reflect Anticipated Impact of Hurricanes -

Waukegan, Illinois, November 1, 2005 - WMS Industries Inc. (NYSE:WMS) today reported net income of $6.1 million, or $0.18 per diluted share, for the Company’s fiscal first quarter ended September 30, 2005, compared to net income of $2.4 million, or $0.08 per diluted share, in the September 2004 quarter. The Company estimates that expenses related to Hurricanes Katrina and Rita, including deductible amounts under its insurance policies, coupled with a related loss of revenues due to these hurricanes, resulted in a $0.05 per diluted share impact to the September 2005 quarterly results. In addition, WMS adopted SFAS 123R for share-based payments effective July 1, 2005 using the modified prospective method. The impact of share-based payment expense was $3.5 million pre-tax, or $0.06 per diluted share after-tax, in the September 2005 quarter, including $2.7 million pre-tax related to the required adoption of SFAS 123R, and $0.4 million pre-tax, or after-tax $0.01 per diluted share, in the September 2004 quarter.

Fiscal 2006 First Quarter Financial Review
The following table summarizes the key components related to revenue generation in the three-month periods ended September 30, 2005 and 2004 (in millions, except unit and average revenue per day data):

	Three Months Ended
	September 30,
	2005	2004
Product Sales Revenues
New Unit Sales Revenue	$59.4	$41.3
Parts, Used Games, Conversions and OEM Revenues	11.4	12.1
Total Product Sales Revenues	$70.8	$53.4

New Units Sold	5,255	4,220
Average Sales Price Per Unit	$11,309	$9,793

Gaming Operations Revenues
Participation Revenue	$30.8	$16.1
Royalties, VLTs and Other Lease Revenues	2.8	5.6
Total Gaming Operations Revenues	$33.6	$21.7

Average Participation Installed Base	6,619	4,161
Installed Participation Base at Period End	6,787	4,486
Average Revenue Per Day Per Machine	$50.62	$41.95

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WMS Industries Reports First Quarter Results, 11/1/05	page 2

Total revenues for the September 2005 quarter increased 39%, or $29.3 million, to $104.4 million compared to total revenues of $75.1 million in the September 2004 quarter. Total revenues in the September 2005 quarter reflect increases of $17.4 million, or 33%, in product sales revenues and $11.9 million, or 55%, in gaming operations revenue. The increase in total revenues from the September 2004 quarter was due to a 25% rise in new unit shipments to 5,255 units, a 15% increase in the average selling price of new gaming units to $11,309, a 59% increase in the average installed base of participation games during the period to 6,619 units and a 21% increase in the average revenue per day from participation games to $50.62.

New units sold in the September 2005 quarter included 4,741 new Bluebird® gaming devices, 464 premium-priced dual screen units and 50 new legacy units. The average selling price per new unit increased 15% from the prior year quarter to $11,309 in the September 2005 quarter reflecting increased sales of premium-priced product offerings. Product sales revenues for the September 2005 quarter reflect a decrease of $0.7 million, or 6%, in parts, used games, OEM and conversion sales. We shipped 1,100 OEM units in the first quarter of fiscal 2006 compared to 250 units in the first quarter of fiscal 2005. We shipped 2,610 conversion kits in the September 2005 quarter compared to 3,338 conversion kits in the September 2004 quarter.

The average installed base of participation gaming devices increased 59% to 6,619 units in the September 2005 quarter from 4,161 units in the prior year quarter. The period end installed base grew by 51%, or 2,301 units, to a record 6,787 units at September 30, 2005 from 4,486 units at September 30, 2004. As of today the installed base is 7,000 units. The reported installed base at September 30, 2005 excludes 251 units left inoperable by the hurricanes and 49 incremental placements that could not be installed. Our wide-area progressive games (“WAP”) and local-area progressive (“LAP”) games represent over 19%, or 1,291 units, of the Company’s participation installed base at September 30, 2005, up from approximately 14% of the installed base at June 30, 2005. The average revenue per day increased 21%, or $8.67 per day, to $50.62 per day compared to the prior year period, reflecting the benefit of more new games in Bluebird cabinets and the greater percentage of higher earning WAP and LAP games in our installed base.

Total gross profit increased 41%, or $15.7 million, to $54.4 million for the September 2005 quarter from $38.7 million in the September 2004 quarter. The gross margin on product sales revenues was 41%, inclusive of $0.1 million of share-based payment expense, for the September 2005 quarter compared to 40% for the September 2004 quarter, reflecting the benefit of our higher average sales price related to the mix of products sold, partially offset by higher sales of lower-margin used games and OEM sales. Gross margin from gaming operations was 75% and 79% for the September 2005 and 2004 quarters, respectively, with the September 2005 quarter reflecting a higher mix of lower margin WAP games and a lower amount of high-margin royalties earned from licensees.

Research and development expenses, inclusive of $0.8 million and $0.1 million of share-based payment expense in 2005 and 2004, respectively, decreased $0.5 million, or 4%, to $11.6 million in the September 2005 quarter compared to $12.1 million in the prior year period. The decrease in research and development costs from the September 2004 quarter is due to lower headcount related to our February reduction in force and the May realignment of our research and development organization, partially offset by ongoing costs for technology development, higher regulatory approval costs for a greater number of new game themes and the higher share-based payment costs.

Selling and administrative expenses, inclusive of $2.6 million and $0.3 million of share-based payment expense in 2005 and 2004, respectively, increased $3.7 million, or 24%, to $19.3 million in the September 2005 quarter compared to $15.6 million in the September 2004 quarter. These costs increased over the September 2004 quarter due to higher share-based payment costs and higher commissions based on substantially higher revenues.

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WMS Industries Reports First Quarter Results, 11/1/05	page 3

Combined research and development and selling and administrative expenses of $30.9 million in the September 2005 quarter increased $3.2 million from the September 2004 quarter. This increase consisted of $3.0 million of expected incremental share-based payment costs, including $2.7 million of costs to comply with the new accounting standard for share-based payments. As a percentage of revenues, research and development expenses decreased from 16% to 11% and selling and administrative expense decreased from 21% to 18% between the September 2004 and September 2005 quarters, respectively.

Fiscal 2006 first quarter depreciation and amortization expense increased $6.7 million to $13.5 million from the prior year quarter as the level of investment in new participation gaming devices in Bluebird cabinets for gaming operations has been at high levels for the past five quarters. The Company invested $11.9 million in gaming operations machines in the three months ended September 30, 2005. Investments in this area are expected to remain at higher levels through the end of calendar 2005 as we address the final stages of transition of our participation games from our legacy gaming devices to our new Bluebird cabinet.

WMS generated $10.0 million in operating income in the fiscal 2006 first quarter, inclusive of $3.5 million of share-based payment expense, compared to operating income of $4.2 million, inclusive of $0.4 million of share-based payment expense in the fiscal 2005 first quarter. The improved operating performance in the fiscal 2006 first quarter resulted from a $15.7 million increase in gross profit and a $0.5 million decrease in research and development expenses, partially offset by a $3.7 million increase in selling and administrative expenses, and a $6.7 million increase in depreciation and amortization expense.

We incurred interest and issuance cost amortization expenses of $1.1 million in the September 2005 quarter primarily related to our 2.75% Convertible Notes, and recorded income tax expense of $3.3 million to reflect our annual estimated effective tax rate of 35%.

Adoption of SFAS 123R for share-based payments also impacted our consolidated balance sheet as we reclassified $11.5 million of Unearned Restricted Stock at June 30, 2005 to Additional Paid-in Capital as of July 1, 2005.

Update on Hurricane Insurance Recovery and Financial Impact
We estimate that our September 2005 quarterly revenue would have been 4.6%, or $4.8 million, higher than our reported September 2005 quarterly revenue of $104.4 million, without the impact of Hurricanes Katrina and Rita. The hurricane-related revenue loss resulted from the following items:

•	The Company was unable to deliver orders for 238 new units, many of them premium-priced units, and was unable to install 49 incremental participation games that had been contracted for;

•	The Company lost revenues per day per machine from 251 participation games, including 45 wide-area progressive games, that continued to be inoperable at September 30, 2005;

•	The Company lost revenues from 44 non-linked participation games and 63 WAP games installed in casinos that were closed immediately before the hurricanes but re-opened before September 30, 2005; and,

•	The Company lost parts and conversion revenues.

In addition, play levels on the Company’s wide-area progressive system in Mississippi were lower in the balance of the quarter than pre-hurricane levels. Historically, our participation revenue per day in Mississippi and Louisiana is over 40% higher than the Company’s overall average.

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WMS Industries Reports First Quarter Results, 11/1/05	page 4

WMS carries both property and business interruption insurance. We expect damage to our leased facility in Gulfport to be covered by our property insurance, after the deductible. In October, we received the first property insurance payment from the insurance company. We continue to assess the usability of inventory and participation gaming machines damaged in our Gulfport facility and the value of damaged items will be added to our property claim. We expect our Gulfport facility to open later this month.

In addition to the business interruption caused by the temporary closing of our Gulfport facility, we have additional business interruption coverage for any shortfall in profits during the 365 days following the reopening of the Gulfport facility. We also carry a fixed amount of contingent business interruption insurance related to our assets at dependent premises, such as our customers’ casinos.

The property insurance carries a deductible that was expensed in the September quarter, as was the Company’s $100,000 contribution to its employee relief fund and other related expenses. There is no deductible for the business interruption insurance and this coverage began 48 hours after elected officials ordered the evacuation of the areas. Under the accounting rules for insurance recoveries, the Company did not record and will not record any business interruption recovery until it has an agreement with the claims adjustor as to the amount of the recovery. We believe that the impact of the estimate of lost revenues and the expenses incurred due to the hurricanes resulted in a $0.05 reduction in diluted earnings per share in the September 2005 quarter. We expect that for the balance of fiscal 2006, the quarterly hurricane-related impact will be in the range of $0.03 - $0.04 per diluted share, prior to recording any recovery of insurance proceeds.

Financial Guidance
WMS today adjusted fiscal 2006 revenue guidance to reflect the full fiscal year impact of the hurricanes and initiated revenue guidance of $110 to $115 million for the December 2005 quarter. Our fiscal 2006 revenue guidance of $460 to $480 million is based on current open orders for over 10,500 new gaming devices and CPU-NXT™ conversion kits and over 2,100 new participation gaming devices and game theme conversions.

The fiscal 2006 guidance is summarized in the following table:

	Revised Fiscal Year 2006 Guidance	Prior Fiscal Year 2006 Guidance	Fiscal Year 2005 Actual
Total Revenues (in millions)	$460 - $480	$475 - $495	$388
New Units Shipments	23,500 - 25,000	24,500 - 26,000	22,784
Average Sales Price Per Unit	$11,000 +	$11,000 +	$10,250
Installed Participation Base at Period End	8,100 - 8,300	8,400 - 8,500	6,539
Revenue Per Day Per Machine	$53 - $56	$53 - $56	$47.31

“Demand for our products continues to be at historically high levels as reflected by the strong levels of open orders for our products,” stated Brian R. Gamache, President and CEO of WMS Industries. “However, given our estimates of the anticipated overall impact of the hurricanes on product sales and gaming operations revenues at affected Gulf Coast casinos, we are lowering our revenue guidance for fiscal 2006 by approximately 3%, or $15 million, to $460 to $480 million. Even with this modest adjustment, our guidance continues to reflect strong open orders for both new unit sales and participation games that we believe provides a very high level of visibility into future revenue streams. Our adjusted guidance also reflects our expectation that shipments to the Russian market will occur as contemplated in our original guidance, in the second half of fiscal 2006 once new legislated rules are implemented.”

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WMS Industries Reports First Quarter Results, 11/1/05	page 5

“Following several years of sustained investment in our technology and products, we generated $12.4 million in operating cash flow for the September 2005 quarter and expect to continue generating positive operating cash flow throughout fiscal 2006,” stated Gamache. “In addition to potential investments in future content and the licensing of important intellectual property rights to position WMS to drive industry innovation, we also are evaluating various options to increase shareholder value including share repurchases, cash dividends, and if appropriate, mergers and acquisitions.

“Our ability to make further progress on our goal to become the number two provider of gaming devices in the industry remains predicated on several competitive advantages that we believe WMS enjoys in the current operating environment. First and foremost among these is our continued leadership in the delivery of new game content and player-driven innovation. By voting with their dollars, our casino customers and their players continue to acknowledge the superiority of our games and content and we believe this will remain an important competitive advantage. In addition, our new expanded product offerings are still in the early stages of implementation and this affords us both market share growth and operating leverage potential.”

Gamache concluded, “Our cost containment efforts have helped improve both gross margins and operating margins, exclusive of increased share-based payment costs resulting from the required adoption of the new accounting standard, and we expect to see continued improvement in future quarters. With a determined focus on revenue growth, operating efficiencies and working capital management, we expect to further enhance shareholder value in the future.”

WMS Industries Inc. is hosting a conference call and web cast at 4:30 PM EST today, Tuesday, November 1, 2005. The conference call numbers are 212/231-6005 or 415/537-1822. To access the live call on the Internet, log on to www.wmsgaming.com (select “Company Info,” then “Investor Relations”). Following its completion, a replay of the call can be accessed for thirty days on the Internet via www.wmsgaming.com.

CPU-NXT and Bluebird are registered trademarks of WMS Gaming Inc. All rights reserved.

This press release contains forward-looking statements concerning our future business performance, strategy, outlook, plans, liquidity, pending regulatory matters and outcomes of contingencies including legal proceedings, among others. Forward-looking statements may be typically identified by such words as “may,”  “will,”  “should,”  “expect,”  “anticipate,”  “seek,”  “believe,”  “estimate,” and “intend,” among others. These forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. Although we believe that the expectations reflected in our forward-looking statements are reasonable, any or all of our forward-looking statements may prove to be incorrect. Consequently, no forward-looking statements may be guaranteed. Factors which could cause our actual results to differ from expectations include (1) delay or refusal by regulators to approve our new gaming platforms, cabinet designs, game themes and related hardware and software, (2) a failure to obtain and maintain our gaming licenses and regulatory approvals, (3) an inability to introduce in a timely manner new games and gaming machines that achieve and maintain market acceptance, (4) a software anomaly or fraudulent manipulation of our gaming machines and software, (5) a failure to obtain the right to use, or an inability to adapt to rapid development of new technologies, and (6) an infringement claim seeking to restrict our use of material technologies. These factors and other factors that could cause actual results to differ from expectations are more fully described under “Item 1. Business-Risk Factors” in our Annual Report on Form 10-K for the year ended June 30, 2005 and our more recent reports filed with the Securities and Exchange Commission.

WMS Industries Inc. is engaged in the design, manufacture, sales, and lease of gaming machines and video lottery terminals, or VLTs.

- financial tables follow -

WMS Industries Reports First Quarter Results, 11/1/05	page 6

WMS INDUSTRIES INC.
Consolidated Statements of Income
(in millions, except per share amounts)
	Three Months Ended
	September 30,
	2005	2004
	(Unaudited)	(Unaudited)
Revenues:
Product Sales	$70.8	$53.4
Gaming Operations	33.6	21.7

Total Revenues	104.4	75.1

Costs and Expenses:
Cost of Product Sales	41.5	31.8
Cost of Gaming Operations	8.5	4.6
Research and Development	11.6	12.1
Selling and Administrative	19.3	15.6
Depreciation and Amortization	13.5	6.8

Total Costs and Expenses	94.4	70.9

Operating Income	10.0	4.2
Interest Expense and Other Income, Net	(0.6)	(0.4)

Income Before Income Taxes	9.4	3.8
Provision for Income Taxes	3.3	1.4

Net Income	$6.1	$2.4

Basic Income Per Share of Common Stock	$0.19	$0.08

Diluted Income Per Share of Common Stock and Common Stock Equivalents	$0.18	$0.08

Weighted-Average Common Shares:
Basic Common Stock Outstanding	31.4	30.3
Diluted Common Stock and Common Stock Equivalents	37.9	31.0

- balance sheet data follows -

WMS Industries Reports First Quarter Results, 11/1/05	page 7

WMS INDUSTRIES INC.
Condensed Consolidated Balance Sheets
(in millions)
	September 30,	June 30,
	2005	2005
	(Unaudited)
Assets
Cash and Short-term Investments
Including $6.1 and $3.5 of Restricted Amounts
for Progressive Jackpots, Respectively	$43.0	$44.8
Receivables, Net	93.7	89.2
Notes Receivable, Current Portion	36.0	33.1
Inventories	94.6	104.3
Other Current Assets	41.5	39.7
Total Current Assets	308.8	311.1

Gaming Operations Machines, Net	53.9	54.4
Property, Plant and Equipment, Net	56.7	53.4
Other Assets	60.2	59.5
Total Assets	$479.6	$478.4

Liabilities and Stockholders' Equity
Accounts Payable	$25.6	$31.4
Accrued Liabilities	34.8	37.9
Total Current Liabilities	60.4	69.3

Deferred Licensing Purchase Obligation	4.5	4.7
Deferred Income Tax Liabilities	4.2	4.2
2.75% Convertible Subordinated Notes Due 2010	115.0	115.0

Stockholders' Equity:
Common Stock	16.2	16.2
Additional Paid-in Capital	217.2	225.0
Retained Earnings	70.4	64.3
Unearned Restricted Stock	-	(11.5)
Accumulated Other Comprehensive Income	0.8	0.6
Treasury Stock	(9.1)	(9.4)
Total Stockholders' Equity	295.5	285.2

Total Liabilities and Stockholders' Equity	$479.6	$478.4

- statement of cash flows follows -

WMS Industries Reports First Quarter Results, 11/1/05	page 8

WMS INDUSTRIES INC.
Condensed Consolidated Statements of Cash Flows
(in millions)
	Three Months Ended
	September 30,
	2005	2004
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$6.1	$2.4
Adjustments to Reconcile Net Income to
Net Cash Provided (Used) by Operating Activities:
Depreciation and Amortization	13.5	6.8
Deferred Income Taxes	3.3	1.4
Non-Cash Expenses	4.0	0.7
Decrease from Changes in Operating Assets and Liabilities	(14.5)	(32.9)

Net Cash Provided (Used) by Operating Activities	12.4	(21.6)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Property, Plant and Equipment	(5.4)	(1.5)
Additions to Gaming Operations Machines	(11.9)	(8.8)
Investment and Advances in Other Assets	(0.1)	(2.3)
Net Decrease (Increase) in Short-Term Investments	5.0	(0.2)

Net Cash Used by Investing Activities	(12.4)	(12.8)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash Received on Exercise of Common Stock Options	0.3	0.6
Tax Benefit from Exercise of Stock Options	0.1	0.1
Net Cash Provided by Financing Activities	0.4	0.7

EFFECT OF EXCHANGE RATES ON CASH	0.2	-

Increase (Decrease) in Cash and Cash Equivalents	0.6	(33.7)
Cash and Cash Equivalents at Beginning of Period	35.2	59.9

Cash and Cash Equivalents at End of Period	$35.8	$26.2

- supplemental data follows -

WMS Industries Reports First Quarter Results, 11/1/05	page 9

WMS INDUSTRIES INC.
Supplemental Data
(in millions, except per share amounts)
	Three Months Ended
	September 30,
	2005	2004
	(Unaudited)	(Unaudited)
Supplemental Data -
Reconciliation of Earnings Per Share:
Net Income	$6.1	$2.4
After Tax Interest Expense and Amortization of
Issuance Cost on Convertible Subordinated Debentures	0.6	-

Diluted Earnings (Numerator)	$6.7	$2.4

Basic Weighted Average Common Shares Outstanding	31.4	30.3
Dilutive Effect of Stock Options	0.6	0.6
Dilutive Effect of Restricted Common Stock	0.1	0.1
Dilutive Effect of Convertible Subordinated Debentures	5.8	-

Diluted Common Stock and Common Stock
Equivalents (Denominator)	37.9	31.0

Basic Income Per Share of Common Stock	$0.19	$0.08
Diluted Income Per Share of Common Stock and Common Stock Equivalents	$0.18	$0.08

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